SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 5, 2003

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

All references in this Form 8-K to “we,” “our,” “us” or similar references mean ONEOK, Inc. and its subsidiaries.

Westar Energy, Inc., and its wholly-owned subsidiary, Westar Industries, Inc., (collectively, “Westar”) have priced a secondary offering of 9.5 million shares of our common stock at a public offering price of $19.00 per share, which will result in gross offering proceeds to Westar of approximately $180.5 million. We will not receive any proceeds from this offering.

Since Westar will receive in excess of $150 million of total proceeds from the offering, we will repurchase $50 million, or approximately 2.6 million shares of our common stock from Westar at the public offering price of $19.00 per share immediately following closing of the offering.

Of the shares being sold in the Westar public offering, approximately 7.9 million shares will represent our common stock issuable upon conversion of our $0.925 Series D Non-Cumulative Convertible Preferred Stock owned by Westar. The remaining shares consist of approximately 1.6 million shares of our common stock owned by Westar.

As a result of the offering and repurchase transactions, and excluding the shares covered by the underwriter’s over-allotment option, Westar will beneficially own approximately 15% of our stock, assuming the conversion of the remaining shares of our $0.925 Series D Non-Cumulative Convertible Preferred Stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

99.1 Press release issued by ONEOK, Inc. dated August 5, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, INC.

Date: August 5, 2003	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer)

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